                             DISTRIBUTION AGREEMENT

         This Agreement is made this 17th day of March 1997 by and between PROCESS TECHNOLOGIES, INC. ("PTI"), a corporation duly organized and existing under the laws of the State of New York with offices at 40 Centre Drive, Orchard Park, New York 14127 and OAKMOOR ENTERPRISES INC. ("Distributor"), a corporation duly Organized and existing under the laws of the State of New Hampshire with offices at 24 Newfield Road. Exeter, New Hampshire 03822.

         WHEREAS, PTI is the holder by assignment of US Patent Number 5,417,389, "Method of and Apparatus for Deicing an Aircraft by Means of Infrared Radiation" (the "Patent") and will be the holder for patent improvements for AIRCRAFT DEICING;

         WHEREAS, PTI has applied for patent protection in the Territory as defined below.

         WHEREAS, PTI applies and markets the technology encompassed by the Patent under the trademark (the 'Trademark') InfraTek Pre-Flight Deicing system consisting of a structure, energy process units and associated hardware (the "Deicing System'); and

         WHEREAS, PTI desires to appoint Distributor and Distributor desires to accept appointment as a distributor of InfraTek Deicing System in Norway. Sweden, Denmark, Finland and Iceland (the 'Territory") upon the terms and conditions herein set forth;

                                   WITNESSETH

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises of the Parties set forth below, it is agreed as follows:

1.     DISTRIBUTORSHIP

                  (a) Subject to the provisions herein and for the duration of this Agreement, PTI appoints Distributor and Distributor accepts appointment as the exclusive distributor of the InfraTek Deicing Systems for sale in the Territory. However, nothing herein shall prohibit PTI from entering into Distribution agreements for other territories or countries. Distributor may not appoint any subagents without the prior written consent of PTI, In its sole discretion. Distributor shall not have an exclusive distributorship for sales to United States military bases or military installations in the Territory.

                  (b) All sales of Deicing Systems to third parties ("Purchaser") shall be subject to the prior written approval of PTI, in its sole discretion.

2. PAYMENT FOR DEICING AND COMPENSATION TO DISTRIBUTOR.

                  (a) For sales in the Territory: Purchaser shaft purchase from .PTI at negotiated prices to include adjustment for local erection and installation costs, if required.

                  (b) All components of the InfraTek Deicing System shall be FOB point of manufacture. All freight, taxes, import or other duties shall be borne by the Purchaser.

                  (c) Any design modifications to the InfraTek System necessary to retrofit the InfraTek- System for use in the Territory and known to the Distributor must be disclosed to PTI and shall be at the sole cost and expense of Purchaser. This will be a one time cost and charged to Purchaser at normal PTI billing rates. All support materials for the Deicing System shall be provided in English.

The Terms of Sale to Purchaser are in part contained in Exhibit A attached hereto and made a part thereof.

                  (d) In consideration of the Distributor providing the services in full as outlined in Exhibit B below, the Distributor shall receive a commission on the total sale price to Purchaser excluding freight, taxes, and import or other duties for each bona fide purchase of the InfraTek Deicing System as set forth in Exhibit C. Such payment by PTI to Distributor shall be within 30 days of each receipt of good funds from the Purchaser as listed in Appendix 'A", items 1.2, 3 and 4.

         3. MARKETING RESPONSIBILITIES.

                  (a) PTI and Distributor shaft mutually agree on the cost and payment of all advertising and promotion expenses.

                  (b) Distributor shall comply with all applicable laws and regulations, including, but not limited to, those with respect to illegal, unfair or deceptive- trade practices, applicable to the promotion and sale of Deicing Systems and shall be solely responsible for obtaining and maintaining all licenses, permits and other authorizations required by federal, provincial or Local laws, rules or ordinances, applicable to it in connection with the sale of Deicing Systems within the Territory.

                  (c) Distributor shall maintain such records of sales activities and such other records with respect to sales as required by law and reasonably requested by PTI and shall make the foregoing records available to PTI upon 60 days notice for inspection and copying at PTI's expense for at least three (3) years after the year in which they were prepared.

                  (d) Distributor shall sell a minimum of five (5) InfraTek Deicing Systems in



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


the territory during the five (5) year term of this agreement. If five (5) or more sales are achieved during the term, this agreement shall be automatically renewed far an additional five (5) years, notwithstanding any other references herein contained. For purposes of this Agreement a "Sale" is defined as a bona fide PTI approved and accepted purchase order accompanied by a deposit in accordance with the sales terms and conditions as attached in Exhibit A.

         4. PATENTS. TRADEMARKS

                  (a) It is understood and agreed that the Deicing System is covered by certain patents and trademarks in favor of PTI. Distributor acknowledges that it is not acquiring any fight, title or interest of any nature in or to such patents or trademarks, but is merely acquiring the exclusive fight to market the Deicing System In the Territory. Distributor shall immediately advise PTI of any possible infringement of any patent and/or trademark of PTI by any entity. PTI and Distributor, simultaneously with the execution and delivery hereof, have executed and delivered a Non-Disclosure and Non-Use Agreement between them with respect to the Patent and Trademark.

                  (b) During the term of the Agreement, Distributor may use trademarks and trade names (such trademarks and trade names, collectively "Marks") now or thereafter owned by or licensed to PTI relating to aircraft deicing systems. In connection therewith, Distributor shall;

                        (i)   Use the Marks in such manner as described by PTI

                        (ii) Refrain from contesting the rights of PTI in and to any thereof;, and

                        (iii) Upon termination or expiration of this Agreement,
                              immediately cease further use of the Marks.

         6. RELATIONSHIP BETWEEN PARTIES.

                  (a) Distributor agrees that it is not and shall not represent itself to be an associate company of PTI or supplying company for any purpose and shall not incur any obligations nor make any promise or representation on behalf of the same, and further agrees to ensure that its approved representatives do not incur any such obligations or make any such promises or representations.

                  (b) This Agreement does not in any way create an employer/employee




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



relationship between PTI or any associate company or supplying company and Distributor or Distributor employees or both.

                  (c) Distributor shall not permit, allow, consent or take part in any manner in the manufacture, sale or distribution of the InfraTek System or its component parts by any entity other than as approved in writing by PTI, For purposes of this Agreement Mectronics Plast - Miljo AS, PO Box 162 Vinderen, Holmenv 20, N-0319 Oslo, Norway is approved by PTI as an agent of Distributor.

         6. CONFIDENTIAL INFORMATION

                  (a) Distributor agrees and covenants that, without the prior written consent of PTI, it shall not use, alone or in concert with others, or divulge any "Confidential Information' or 'Business Contacts" (as such terms are defined in the Non-Disclosure and Non-Use Agreement) to any other person, firm, partnership or corporation, either during the term hereof or after the expiration or termination hereof.

                    (b) Upon expiration or termination of this Agreement, Distributor shall keep confidential all notebooks, papers and writings and electronic data of arty kind and all data of arty kind and nature relating to the Confidential Information and Business Contacts.

         7. RESTRICTIVE COVENANTS. Within the Territory for a period of two (2) years and outside the Territory for a period of one (1) year following the expiration or termination of this Agreement, Distributor shall not, directly or indirectly, for profit or otherwise, for its own account or representing any other person, firm, partnership or corporation, solicit orders from or seek to engage in the manufacture and/or sate of aircraft deicing systems,

         8. INDEMNIFICATION.

                  (a) Distributor agrees to defend, indemnify and hold PTI harmless from and against any deficiency, cost, expense, liability or loss, including. but not limited to, reasonable attorneys' fees and disbursements, incurred by PTI arising out of or as a result of, Incident to or in connection with Distributor's failure to perform or breach its obligations, covenants or warranties hereunder or any other acts or omissions of Distributor, its employees, agents and invitees.

                  (b) PTI agrees to defend. Indemnify and hold Distributor harmless from and against any deficiency, cost. expense, liability or loss, including, but not limited to, reasonable attorneys' fees and disbursements, incurred by Distributor arising out of or as a result of, incident to or in connection with PTI's breach of the warranty set forth in paragraph

                  (c) In the event PTI is required to cure a default caused by Distributor in connection with Distributor's responsibility hereunder, PTI shall have the right to set off against and deduct from Distributor's commission payable herein any sums of money so expended by PTI to cure Distributor's default.

         9. WARRANTY. LIMITATION. PTI warrants to Distributor that the Deicing System as installed shall be (i) in material confirmatory with the specifications, a copy of which distributor acknowledges it has received attached hereto and (ii) free from defects in material and workmanship for a period of 12 months from the completion of the erection of the InfraTek Deicing System.

         10. DAMAGES. LIMITATION. Distributor's exclusive remedy and PTI's sole liability on any claim, whether tort, contract or warranty shall be limited to PTI's obligation to correct any defect in workmanship and/or material and PTI shall not be liable for any claims or damages, either direct or consequential, except those resulting from nonconformity to the specifications and a maximum amount not to exceed the purchase price.

         11. INSURANCE. For each InfraTek Deicing System purchased during the term of this Agreement, Distributor shall use its best efforts to require Purchaser to obtain and maintain in full force and effect the following policies of insurance issued by an insurer acceptable to PTI.

                  (a) Genera[ Liability Insurance, including Premises and Operations, Products and Completed Operations, Contractual Liability, Personal Injury and Broad Form Property Damage insurance with respect to personal injury, death or property damage in the amount of at least five million dollars ($5,000,000) (US) for each occurrence, naming (PTI as an additional insured as its interest may appear; and

                  (b) Workers' Compensation and Employer's Liability and Disability Benefits Law Insurance in form and amounts as may be required by local, federal and provincial law.

                  (c) PTI will require such insurance coverage as a part of each and every quotation issued within the territory, and represents the fight to withhold its approval of the sale to Purchaser for Purchaser's failure to provide insurance acceptable to PTI,

         Distributor agrees to make its best efforts to cause end user to provide to PTI a certificate from the insurer evidencing compliance with the foregoing requirements.

         12. PERIOD OF AGREEMENT.



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



                  (a) This Agreement shall remain in force from the date hereof until March 15, 2002 and shall terminate on March 15, 2002, unless sooner terminated as provided in this Agreement, including the sales performance requirements herein, or unless automatically reviewed as set forth herein.

                  (b) In the event either party breaches or fails to perform any material obligation hereunder or any other agreement between the parties, including, without limitation, prompt payment of any outstanding monies owed, the other party may terminate this Agreement on thirty (30) days prior written notice.

                  (c) The termination of this Agreement shall not affect or impair the rights and obligations of either party under any outstanding invoice or purchase order under this Agreement as of the date of termination.

                  (d) This Agreement shall be renewed by mutual consent of the parties. However, Distributor shall have a right of first refusal to match any offer PTI receives for the exclusive sale of Deicing Systems in the Territory after the expiration of the term of this Agreement.

         13. OBLIGATIONS UPON TERMINATION.

                  (a) Upon expiration or termination of the Agreement as herein above set forth, Distributor shall:

                            (i) Return to PTI all written or printed materials
provided to Distributor by PTI then in the possession of Distributor, Including, but not limited to, Confidential Information;

                            (ii) Upon request of PTI, deliver to PTI copies (at
PTI's expense) of all sales records that Distributor has created and maintained pursuant to this Agreement. All sales records kept by Distributor shall be kept confidential by Distributor. Such records shall exclude records used in preparation of Distributors financial statements and reports;

                            (iii) Cease any further use of the Marks and/or
Patents.

         14. MISCELLANEOUS.

                  (a) This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their successors and permitted assignees, provided, however, Distributor may not assign this Agreement in whole or in part without the prior written consent of PTI, such consent not to be unreasonably withheld. However, Distributor may assign this Agreement to Mectronics without the prior written consent of PTI. However, this Agreement may be assigned by PTI to its parent, or any entry owned in whole or in part by its parent or which PTI forms a part of

                  (b) This Agreement constitutes the valid and binding obligations of each party and has been duly authorized by proper corporate action and does not conflict with or contradict the terms of any agreement, document, instrument or certificate to which either party is bound.

                  (c) Neither Party shall be liable to the other for delay or failure in performance of any obligation under this Agreement, other than for payment of money due, arising from causes beyond the control of either party; and in such cases, the time for performance shall be extended by the period of such force majeure.

                  (d) This Agreement is made pursuant to the laws of the State of New York and is to be interpreted and construed in accordance with the laws of the State of New York without regard to its conflict of laws. Any action or proceeding brought concerning the interpretation or construction of this Agreement or a breach of this Agreement shall be brought in the Supreme Court of the State of New York in the County of Ede.

                  (e) If any provision of this Agreement or the application of such provision shall be held illegal or unenforceable, such provision shall be modified to the extent necessary to render it enforceable, if possible, but in any event, the remaining provisions of this Agreement shaft not be affected as a result of any such unenforceable and shall be fully binding and enforceable

                  (f) The failure or delay of either party in enforcing any right or obligation or any provision of this Agreement in any instance shall not constitute a waiver thereof in that or any other instance. Either party may only waive any such right, obligation or provision by an instrument in writing signed by it. Any waiver by any party of a breach of any part of this Agreement by another Party shall not operate as a Waiver of breaching Party's later or continuing breach of the same or any other part hereof.

                  (g) The rights and remedies provided in this Agreement are cumulative and not exclusive ('except for the limitations set forth in Sections 4 and 5, above) of any rights or remedies provided under any law or by any other agreement. The exercise by either party of any right or remedy will not preclude either party from exercising any other right or remedy. Either party may pursue its rights and remedies in such order as it determines.

                  (h) This Agreement and the Non-Disclosure and Non-Use Agreement contain





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



the entire understanding of the parties with respect to the subject matter of the Agreement and it supersedes all prior understandings and agreements, whether written or oral, and all prior dealings of the parties with respect to the subject matter hereof. The options contained in this Agreement are inserted for convenience only and shall not be deemed to constitute a substantive part of this Agreement. There ere no oral representations, understandings, or warranties made in connection with this Agreement. This Agreement cannot be changed or terminated orally or by any course of dealing among the parties hereto, but only by a writing executed by the parties, hereto.

                  (i) This Agreement may be executed in several counterparts each of which shall be deemed to be an original, and all such counterparts when taken together shall constitute one and the same instrument.

                  (j) Each of the persons signing below warrants that he is duly authorized to sign this Agreement on behalf of the party for which he is signing.

                  (k) Any communications or notices required or permitted under this Agreement shall be mailed to a party at the address firs! above listed for such party or to such other addresses as such party may designate under this Paragraph,

                  (l) In the event any conflict exists between the provisions of this Agreement and the Non-Disclosure and Non-Use Agreement, the terms of this Agreement shall be controlling.

                  (m) The parties acknowledge that a violation of Sections 4, 6 and 7 may cause irreparable harm to the affected party, and may be specifically enforced in any court of competent Jurisdiction within the State of New York and the parties consent to jurisdiction in the State of New York, Erie County and enforcement of any judgment or order obtained thereon In any other jurisdiction and court.

                  (n) The provisions of Sections 4, 6, 7, 8 and 13 shall survive the expiration or termination of this Agreement.

                  (o) PTI shall provide technical advisors to assist in the erection and installation of the InfraTek System to specifications provided by Purchaser but shall not in any manner be responsible for site preparation, construction or erection, operation or end usage of the lnfraTek System to the extent not specified in any quotation made in the Territory. PTI shall also provide services as set forth on Exhibit D.

                  (p) Distributor shall provide those services set forth in Exhibit . In the performance




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



of its duties and obligations in this Agreement, Distributor shall at all times act in the best interest of PTI.

             IN WITNESS WHEREOF, the parties have hereto set their hands and seals as of the date first set forth above.

                                            PROCESS TECHNOLOGIES. INC.




                                            By:
                                               ---------------------------------
                                                     John Chew, President

                                            OAKMOOR ENTERPRISES INC.



                                            By:
                                               ---------------------------------

                                    EXHIBIT A
                                  TERMS OF SALE

1. 30% Deposit accompanying the Purchaser's Purchase Order

2. 30% upon the first delivery of InfraTek Deicing System material to the site.

3. 30% upon the completion of erection of the InfraTek Deicing System.

4. 10% upon commissioning of the InfraTek Deicing System.

The above payments shall be in form satisfactory to PTI,

All payments are due immediately upon the occurrence of the events set forth in 1-4 above.

Any and all insurance provided by Purchaser must be approved by PTI. PTI reserves the right to withhold its' approval of the sale to Purchaser for Purchaser's failure to provide insurance acceptable to PTI.




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



                                    EXHIBIT B
                   SERVICES PROVIDED BY DISTRIBUTOR/PURCHASER

1. Purchaser will provide airports operation insurance as required.

2. Purchaser will provide any insurance required for a period of twelve months after installation of InfraTek Deicing System for maintenance work.

3. Distributor will be responsible for contacts and discussions with Purchaser.

4. Distributor shall cause Purchaser and Purchaser shall be responsible for negotiating and completing all site preparation costs and arrangements prior to installation. These include, but are not limited to:

         a.    Availability of suitable gas supply.
         b.    Electrical requirements supplied to site,
         c.    Metering and control devices for gas and electric.
         d. Ground preparation of site, footers and any required equipment relocation.
         e. Plot and site surveys, environmental studies and utility Identification.
         f.    All site access, security and permit issuance.

5. Distributor will provide at its sole cost and expense one full-time project manager for the duration of installation and erection of InfraTek Deicing System, The Project manager shall arrange and coordinate with and be responsible for the payment of all labor, equipment rental, operation, approvals, end permits as required (Exhibit E, 2.), The Project Manager shall also coordinate with PTI's on site Technical Advisors.

6. Distributor shall cause Purchaser and Purchaser shall arrange all Federal or Local aviation authority approvals as may be required for erection and operation of the Deicing System.






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                                    EXHIBIT C
                               COMMISSION SCHEDULE

SYSTEM             PERCENT

3000               15%
2000               15%
1000               15%
500                15%
250                15%





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                                    EXHIBIT D
                            SERVICES PROVIDED BY PTI

1. PTI will provide physical damage insurance coverage during the erection/commissioning period and will provide certificates thereof if required.

2. PTI's price to Purchaser shall be negotiated by PTI, Distributor and Purchaser and shall include standard price allowances far installation hardware, equipment and required materials (allowances) unless Purchaser or Distributor request such allowances be excluded and quoted separately from the Deicing System.

In all cases where allowances are quoted, PTI wilt provide such allowances to the Distributor at the time of shipment of Deicing System but only after receipt of any and all payments then clue to PTI as per Exhibit "A".

3. PTI will provide Technical Advisors and training for the erection, installation and commissioning of the InfraTek Deicing System, and will instruct Purchaser in operation, maintenance and support of the InfraTek Deicing System.

4. PTI will provide all support materials in English. Any translations will be sole responsibility and expense of Purchaser.





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